                                       INTERCO
                               I N C O R P O R A T E D




                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



          The annual meeting of the stockholders of INTERCO INCORPORATED will be held at 10 a.m. on Thursday, April 27, 1995, at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, for the following purposes:

                  I.     to elect nine directors;

                 II.     to ratify the selection of independent
                         auditors; and

                III.     to transact such other business as may
                         properly come before the meeting.


          Stockholders of record at the close of business on February 27, 1995, will be entitled to receive notice of and to vote during the 1995 annual meeting and during any adjournment or adjournments thereof.


                                        By order of the Board of Directors,

                                             /s/ D. A. Patterson

                                        Duane A. Patterson,
                                        Vice-President and Secretary



          St. Louis, Missouri, March 22, 1995.




                                      IMPORTANT

           Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy form, and return it PROMPTLY in the enclosed envelope, which requires no postage if
                             mailed in the United States.

                                   PROXY STATEMENT

               This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors





          ("Board") of INTERCO INCORPORATED ("INTERCO"), 101 South Hanley Road, St. Louis, Missouri 63105, for use during the 1995 annual meeting of stockholders and at any adjournments thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders. The cost of the solicitation will be borne by INTERCO and will consist primarily of printing, postage and handling, including the expenses of brokers, nominees and other fiduciaries in forwarding proxy materials to beneficial owners; and directors, officers and other employees of INTERCO may also solicit proxies personally or by telephone. In addition, INTERCO has engaged Morrow & Co. to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $5,000 plus out-of-pocket expenses. The notice of meeting, this proxy statement and the form of proxy are expected to be mailed to stockholders on or about March 22, 1995. A copy of INTERCO's Annual Report containing financial statements for the calendar year ended December 31, 1994, has been forwarded to all registered stockholders under separate cover.


          Voting Procedure

               Stockholders of record at the close of business on February 27, 1995 ("record date") are entitled to vote during the 1995 annual meeting and may cast one vote for each share of INTERCO's Common Stock ("Common Stock") held on the record date on each matter that may properly come before the meeting. On the record date there were 50,084,764 shares of Common Stock outstanding.

               The holders of a majority of the outstanding shares of Common Stock must be present or represented at the meeting for there to be a quorum for the conduct of business. If a quorum is present and/or represented at the meeting, then the nine nominees for director who receive the highest numbers of votes of the votes cast will be elected, and a majority of the votes cast will be required to ratify the selection of independent auditors and to take action on such other matters as may properly come before the meeting. Shares represented by proxies which are marked "withheld" as applied to voting for directors, "abstain" as to the ratification of auditors or to deny discretionary authority on any other matters will be counted as shares present for purposes of determining the presence of a quorum; such shares will also be treated as shares present and entitled to vote, which will have the same effect as a vote against any such other matters. Shares represented by proxy will be voted as directed on the proxy forms and, if no direction is given, will be voted in the election of directors for the persons nominated by the Board, for ratification of the selection of independent auditors and in the best judgment of the persons named in the proxies on such other matters that may properly come before the meeting. Any proxy given by a stockholder may be revoked at any time prior to its use by execution of a later dated proxy, by a personal vote at the meeting, or by written notice to the Secretary of INTERCO.


          Security Ownership


               Table 1 below sets forth information regarding the firms that have reported beneficial ownership, including sole voting and investment power except as otherwise indicated, of more than 5% of the Common Stock.
                                       Table 1

                                                      Shares        Percent
                                        Class of   Beneficially       of
          Name and Address               Stock        Owned (a)    Class(a)
          -----------------------------------------------------------------

          Apollo Investment Fund,L.P.(b)
             c/o CICB Bank and Trust
             Company (Cayman) Limited
             Edward Street, Georgetown,
             Grand Cayman, Cayman Islands
             British West Indies

                    and

          Lion Advisors, L.P.(b)          Common   33,981,920(b)     67.5%
             Two Manhattanville Road
             Purchase, NY 10577

          The TCW Group, Inc.(c)          Common    2,785,006(d)      5.4%
             865 South Figueroa Street
             Los Angeles, CA  90017

          J. P. Morgan & Co. Incorporated Common    2,791,344(e)      5.6%
             60 Wall Street,
             New York, NY 10260
          -----------

          (a) Shares beneficially owned, above and below, are as of January 31, 1995 and as defined by the Securities and Exchange Commission ("SEC")Rule 13d-3 which provides in part that persons are deemed the beneficial owners of securities if they have or share the power to vote or dispose of the securities or if they have the right to acquire the securities within the next sixty days. Accordingly, included, above and below, in shares beneficially owned are shares of Common Stock that may be purchased upon exercise of outstanding Series 1 and/or Series 2 warrants and exercisable stock options, and such shares as may be so purchased were deemed to be outstanding for purposes of calculating percentages of outstanding shares.

          (b) Includes (i) 16,848,919 shares and (ii) warrants to purchase 145,439 shares beneficially held by Apollo Investment Fund, L.P. ("Apollo") and (iii) 16,842,180 shares and (iv) warrants to purchase 145,382 shares beneficially held by Lion Advisors, L.P. ("Lion Advisors") for the benefit of an investment account under management over which Lion Advisors has sole voting and investment power. Lion Advisors is affiliated with Apollo Advisors, L.P., the managing general partner of Apollo. The Apollo Directors, identified below, are associated with Apollo and Lion Advisors. See footnote
               (a) to Table 2.

          (c) Mr. Bruce A. Karsh, a director, is associated with The TCW Group, Inc.

          (d)  Consists  of   1,398,104  shares  and  warrants  to  acquire
               1,386,902 additional shares.

          (e)  Sole voting power as to 1,587,432 shares and sole investment
               power as to    2,791,344 shares.
          ------------

               Table 2 below sets forth information regarding the beneficial ownership of Common Stock by directors, nominees for directors, executive officers named in the Summary Compensation Table below ("Named Executive Officers"), and all directors and executive officers as a group (20 persons) as of January 31, 1995. Except as noted below, all such persons possessed sole voting and investment power with respect to the shares listed. An asterisk (*) in the column listing the percentage of class indicates that the person beneficially owned less than 1% of the Common Stock as of January 31, 1995.

                                       Table 2

          Directors, Nominees                      Shares
          for Directors and         Class of    Beneficially   Percent of
          Named Executive Officers   Stock      Owned (a)(b)     Class
          -----------------------------------------------------------------

               L. D. Black            Common     33,981,920       67.5%
               C. M. Cogut            Common     33,981,920       67.5
               R. H. Falk             Common     33,981,920       67.5
               G. Ford                Common              0         *
               M. S. Gross            Common     33,981,920       67.5
               J. J. Hannan           Common     33,981,920       67.5
               J. J. Harris           Common     33,981,920       67.5
               D. P. Howard           Common         20,000         *
               B. A. Karsh            Common      2,785,006        5.4
               B. B. Kincaid          Common         50,000         *
               J. H. Kissick          Common     33,981,920       67.5
               D. E. Lasater          Common          5,271         *
               L. M. Liberman         Common          5,328         *
               R. B. Loynd            Common        271,400         *
               M. J. Morahan          Common        148,167         *
               D. A. Patterson        Common         20,009         *
               E. B. Siegel           Common     33,981,920       67.5
               E. F. Smith            Common              0         *
               K. S. Tyler            Common         62,558         *
               B. Vasiliou            Common         86,627         *

               Directors and
                 Executive Officers
                 as a group
                 (20 persons)         Common     37,436,286       71.6
          ------------

          (a) The shares listed as beneficially owned by Messrs. Black, Cogut, Falk, Gross, Hannan, Harris, Kissick and Siegel
               (collectively "Apollo Directors") are the shares and warrants identified in Table 1 above as beneficially held by Apollo and Lion Advisors, with which the Apollo Directors are associated, and each Apollo Director disclaims personal pecuniary interest in said shares and warrants; the shares listed as beneficially owned by Messrs. Howard and Kincaid consist of exercisable stock options to purchase such shares; the shares listed as beneficially owned by Mr. Karsh are the shares identified above as beneficially owned by The TCW Group, Inc., with which Mr. Karsh is associated, and Mr. Karsh disclaims personal pecuniary interest in said shares and warrants; the shares listed as beneficially owned by Mr. Lasater consist of 5,158 shares and warrants to purchase 113 additional shares; the shares listed as beneficially owned by Mr. Liberman consist of 5,191 shares and warrants to purchase 137 additional shares; the shares listed as beneficially owned by Mr. Loynd consist of 21,400 shares and exercisable stock options to purchase 250,000 additional shares; the shares listed as beneficially owned by Mr. Morahan consist of 86,406 shares and warrants to purchase 61,761 additional shares, with respect to which Mr. Morahan has sole voting and investment power as to 23,958 of the shares and 15,013 warrants and shared voting and investment power as to 62,448 of the shares and 46,748 of the warrants; Mr. Morahan disclaims personal pecuniary interest in 2,396 of the shares and 1,709 of the warrants; the shares listed as beneficially owned by Mr. Patterson consist of 9 shares and exercisable stock options to purchase 20,000 additional shares; the shares listed as beneficially owned by Mr. Tyler consist of 58 shares, with respect to which Mr. Tyler has shared investment power only, and exercisable stock options to purchase 62,500 additional shares; and the shares listed as beneficially owned by Mr. Vasiliou consist of 50,518 shares and warrants to purchase 36,109 additional shares.

          (b) The shares listed as beneficially owned by directors and executive officers as a group consist of 35,257,943 shares, warrants to purchase 1,775,843 additional shares and exercisable stock options to purchase 402,500 additional shares.
          ____________


          I.                  ELECTION OF DIRECTORS

          Nominees and Continuing Directors

               The terms  of the 13  current directors end  in 1995.   As a
          consequence of spin-off distributions of the common stock of Converse Inc. and of The Florsheim Shoe Company, which distributions were made to INTERCO stockholders during 1994, INTERCO is now a smaller company than one year ago and, for such reason, the Board of Directors unanimously determined that a smaller number of directors should constitute the Board during the ensuing year. In that connection, Messrs. Cogut, Falk, Morahan, Siegel and Vasiliou are not standing for reelection. The Board of Directors and management gratefully acknowledge the many contributions of those directors during the periods they served on the Board.


          Nominees

               Nine directors are to be elected during the 1995 annual meeting, to serve, subject to their earlier death, resignation or removal, for terms of one year, ending at the 1996 annual meeting, or until their successors are elected and qualify. Certain information regarding the nine nominees is presented below. Should any nominee become unable or unwilling to serve, an event not anticipated to occur, proxies (except proxies marked to the contrary) will be voted for another person designated by the Board unless the Board shall have reduced the number of directors to be elected.


                                                            INTERCO

          Name, Age, Principal Occupation                   Director
          or Position, Other Directorships                   Since
          -----------------------------------------------------------------

          Leon D. Black, 43                                    1992
            Officer and director of Apollo
              Capital Management, Inc. (a)
            Director of Astrum International, Inc.,
              Big Flower Press, Inc., Converse Inc.,
              Gillett Holdings, Inc., The New
              York Law Publishing Company and
              Telemundo Group, Inc.

          Michael S. Gross, 33                                 1992
            Officer of Apollo Capital Management, Inc. (a)
            Director of Buster Brown Apparel, Inc.,
              Cole National Corporation, Converse Inc.,
              The Florsheim Shoe Company and Hills Stores,
              Inc., and member of the Supervisory Board of Memorex-Telex N.V.

          John J. Hannan, 42                                   1992
            Officer and director of Apollo Capital
              Management, Inc. (a)
            Director of Aris Industries, Inc., Capital
              Apartment Properties, Inc., Converse Inc.,
              The Florsheim Shoe Company, Telemundo Group,
              Inc., United Auto Group, Inc. and
              Williamhouse Regency, Inc.





                                                            INTERCO
          Name, Age, Principal Occupation                   Director
          or Position, Other Directorships                   Since
          -----------------------------------------------------------------

          Joshua J. Harris, 30
            Officer of Apollo Capital Management, Inc. (a) Director of Converse Inc., The Florsheim Shoe
              Company, The New York Law Publishing Company and Webcraft Technologies, Inc., and a member of the Supervisory Board of Memorex-Telex N.V.

          Bruce A. Karsh, 39                                   1992
            Managing Director of Trust Company of the West,
              a provider of investment management services
            Director of KinderCare Learning Centers and
              Littelfuse, Inc.

          John H. Kissick, 53                                  1992
            Officer of Lion Capital Management, Inc. (a)
            Director of Converse Inc., Family Restaurants,
              Inc., The Florsheim Shoe Company and
              Williamhouse Regency, Inc.

          Donald E. Lasater, 69                                1970
            Retired, formerly Chairman of the Board
              and Chief Executive Officer of
              Mercantile Bancorporation, Inc., a bank
              holding company
            Director of General American Life
              Insurance Company, A. P. Green
              Industries, Inc., Illinois Power Company and Illinova Corporation

          Lee M. Liberman, 73                                  1985
            Retired from and currently a consultant to
              Laclede Gas Company, a gas public utility, of which he was formerly Chairman of the Board and Chief Executive Officer
            Director of Angelica Corporation, Boatmen's
              Bancshares, Inc., CPI Corporation,
              D.T. Industries, Inc., Falcon Products
              Company and Instituform Mid-America, Inc.

          Richard B. Loynd, 67                                 1987
            Chairman of the Board, President
              and Chief Executive Officer of INTERCO (b)
            Director of Converse Inc., Emerson Electric Co.,
              The Florsheim Shoe Company and Hills Stores,
              Inc.

          ------------


          (a) Apollo Capital Management, Inc. ("Apollo Capital") is the general partner of Apollo Advisors, L.P. ("Apollo Advisors"), the managing general partner of Apollo, a securities investment fund. Each of the Apollo Directors, other than Mr. Kissick, is a limited partner of Apollo Advisors and each holds a comparable position with Lion Capital Management, Inc., a related company, which is the general partner of Lion Advisors. Mr. Kissick is a consultant to Apollo Capital.

          (b) In 1991, a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code was filed on behalf of INTERCO. A Chapter 11 Plan of Reorganization became effective August 3, 1992, on which date INTERCO emerged from Chapter 11.
          ------------

               Each of the director nominees has held the same position or other executive positions with the same employer during the past five years except Mr. Kissick who has been associated with Apollo Capital and associated entities since 1991 and, prior thereto, he was a consultant with Kissick & Associates and a senior executive of Drexel Burnham.


          Compensation and Organization of Board of Directors

               There were six meetings of the Board during the year ended December 31, 1994, and all nominees who were directors during 1994 were present for at least 75% of the meetings of the Board and committees of the Board on which they served except Messrs. Black, Hannan and Kissick. Each director who is not an employee of INTERCO or of a subsidiary of INTERCO is paid a monthly fee of $1,750 and a fee of $1,000 plus expenses for each meeting of the Board attended. In addition, for attending a meeting of a committee of the Board, each is paid a fee of $700 plus expenses if the director is a member of the committee or $950 plus expenses if the director is the Chairman of the committee. Such fees are not paid to directors who are employees of INTERCO or a subsidiary of INTERCO.

               In addition, INTERCO has a retirement plan for non-employee directors. Under the plan, a director who is not an employee of INTERCO or of a subsidiary of INTERCO and who has reached age 62 or older and has served as a director for at least five years will, after termination of service as a director, receive for life a percentage of the monthly fee for directors in effect at the time of termination of service. Such percentage is 50% for five years' service and increases 10% for each additional year of service to 100% for ten or more years' service.

               The Board has a number of standing committees, including an Audit Committee and an Executive Compensation and Stock Option Committee. The Board does not currently have a Nominating Committee.

               The  Audit  Committee,  which   currently  consists  of  Mr.
          Liberman, Chairman, and Messrs. Lasater and Morahan, and which met four times during the year ended December 31, 1994: recommends the selection and retention of independent accountants; reviews auditing and financial accounting and reporting matters, the adequacy of internal accounting controls and asset security, audit fees and expenses, and compliance with the code of corporate conduct; and counsels regarding auditing and financial accounting and reporting matters.

               The Executive Compensation and Stock Option Committee, which currently consists of Mr. Lasater, Chairman, and Messrs. Cogut, Gross, Karsh and Kissick, and which met four times during the year ended December 31, 1994: reviews and recommends compensation of officers and directors; administers supplementary retirement, performance incentive and stock option plans; and counsels regarding compensation of other key employees, management development and succession, and major personnel matters.


          Certain Business Relationships

               INTERCO is a party to a Consulting Agreement with Apollo Advisors pursuant to which Apollo Advisors provides corporate advisory, financial and other consulting services to INTERCO. Fees under the Agreement are payable at an annual rate of $500,000 plus out-of-pocket expenses for a term ending December 31, 1995 and the Consulting Agreement is automatically renewable for successive one-year terms unless terminated by the Board. INTERCO has also granted registration rights to Apollo with regard to the Common Stock.


          Executive Compensation

               The following table shows compensation awarded to, earned by or paid to the Chief Executive Officer, the four most highly compensated executive officers of INTERCO other than the Chief Executive Officer who were serving at December 31, 1994, and two former executive officers who would have been among the said four most highly compensated but were not serving as executive officers of INTERCO at December 31, 1994.

                           SUMMARY COMPENSATION TABLE
                                                                                                Long-Term
                                                                                               Compensation
                                                                                  ------------------------------------
                                                 Annual Compensation              /     Awards     /      Payouts    /
                                     ---------------------------------------------/----------------/-----------------/
                                     /                                  Other     /                /                 /    All
                                     /                                 Annual     /   Securities   /                 /   Other
                                     /                                Compen-     /   Underlying   /        LTIP     /  Compen-
        Name and             Year    /   Salary         Bonus          sation     /     Options    /      Payouts    /  sation
        Position              (a)    /     $              $              $        /        #       /         $       /   $(b)
- -------------------------------------/--------------------------------------------/----------------/----------------------------
Richard B. Loynd             1994    /  678,742        426,875              0     /          0     /            0    /    72,865
  Chairman and Chief         1993    /  652,011        608,170        284,082     /    250,000     /            0    /    75,114
  Executive Officer          1992    /  530,844        478,850            719     /          0     /    1,500,000    /    21,214
                                     /                                            /                /                 /
K. Scott Tyler, Jr.          1994    /  140,000        327,771              0     /     50,000     /            0    /    28,242
  President, The             1993    /  131,000        379,778              0     /          0     /            0    /         0
  Lane Company,              1992    /  104,167        298,412              0     /    125,000     /            0    /         0
  Incorporated                       /                                            /                /                 /
                                     /                                            /                /                 /
Brent B. Kincaid             1994    /  246,604        208,258              0     /     50,000     /            0    /     5,015
  President, Broyhill        1993    /  229,150        245,750              0     /          0     /            0    /     4,140
  Furniture                  1992    /  171,887         71,454              0     /    100,000     /            0    /     4,212
  Industries, Inc.                   /                                            /                /                 /
                                     /                                            /                /                 /
David P. Howard              1994    /  171,173         72,969              0     /     40,000     /            0    /     5,452
  Vice-President,            1993    /  137,500         85,997              0     /          0     /            0    /       200
  Controller prior           1992    /  110,417         71,656              0     /     40,000     /            0    /       200
  to 8/1/94, Chief                   /                                            /                /                 /
  Financial Officer                  /                                            /                /                 /
  from 7/10/94                       /                                            /                /                 /
                                     /                                            /                /                 /
Duane A. Patterson           1994    /  164,212         54,063              0     /    20,000      /            0    /     7,095
  Vice-President and         1993    /  150,400         91,777              0     /         0      /            0    /     6,995
  Secretary                  1992    /  117,675         80,240              0     /    40,000      /            0    /     6,995
                                     /                                            /                /                 /
Gilbert Ford                 1994    /  288,243              0              0     /         0      /            0    /         0
  Chairman and               1993    /  279,038        312,793              0     /         0      /            0    /    31,249
  President,                 1992    /  211,173        254,793              0     /   100,000      /            0    /    25,286
  Converse Inc.,                     /                                            /                /                 /
  a subsidiary prior                 /                                            /                /                 /
  to 11/17/94                        /                                            /                /                 /
                                     /                                            /                /                 /
Eugene F. Smith              1994    /  185,996         75,467              0     /         0      /            0    /   300,300
  Executive Vice-            1993    /  266,083        219,404            439     /         0      /            0    /     8,170
  President prior to         1992    /  213,750        169,931            250     /    80,000      /      500,000    /     6,705
  9/1/94, Chief                      /                                            /                /                 /
  Financial Officer                  /                                            /                /                 /
  prior to 7/10/94                   /                                            /                /                 /
                                     /                                            /                /                 /
- -------------------------------------/--------------------------------------------/----------------/-----------------/----------

       -------------
       (a)  The fiscal  year of INTERCO  was changed effective  December
            31, 1992, from one ending on  the last Saturday in  February
            to one corresponding to the calendar year;   therefore, 1994
            refers to the twelve-month calendar year ended  December 31,
            1994, 1993  refers to the  twelve-month calendar year  ended
            December  31,  1993,  and  1992  refers  to   the  ten-month
            transition fiscal year ended December 31, 1992.

       (b) Amounts shown for 1994 consist of the following: life insurance premiums for Mr. Loynd $72,865; annual contribution to the Broyhill Furniture Industries, Inc. Profit Sharing Retirement Plan for Mr. Kincaid $4,715; purchase price paid to Mr. Smith upon INTERCO's purchase of 40,000 exercisable stock options in accordance with provisions of the 1992 Plan (as hereinafter defined) for the difference between the stock option exercise price and the market value per share of the Common Stock at the date of the purchase $300,000; "split dollar" life insurance premiums, substantial percentages of which will be recovered at age 65 or death of the executive, for Mr. Tyler $28,242, Mr.Howard $5,152 and Mr. Patterson $6,795; and matching contributions of $300 each to 401(k) savings plans for Messrs. Kincaid, Howard, Patterson and Smith.
        --------------

         Executive Compensation and Stock Option Committee
         Report on Executive Compensation

         Among its responsibilities, the Executive Compensation and Stock Option Committee ("Committee") of INTERCO's Board of Directors ("Board") reviews the compensation of the officers of INTERCO and its primary operating companies and makes recommendations to the Board concerning executive compensation matters.

         In  its   deliberations  the  Committee   is  guided  by   certain
         fundamental considerations, including:

              o the need to attract and to retain talented key executives;

              o the need to provide both annual and long-term incentives to focus executive performance on the achievement of company objectives; and

              o      the  need  to  provide compensation  opportunities
                     that   align   executive  compensation   with  the
                     interests of the stockholders.


         Early in 1994, base salary rates of the Chief Executive Officer ("CEO") and other Named Executive Officers were increased, establishing the CEO's annual salary at $678,742 for the year. The increases in annual salary rates, 4.12% for the CEO and 5.17% for all Named Executive Officers as a group, were based on recommendations of the CEO and were designed to adjust for inflation and, in the instances of operating personnel, to reflect the improved sales and earnings performance, up 8% and 30% respectively, in 1993. Later in the year, consistent with recommendations of the CEO, salary rates of three other Named Executive Officers were increased further to reflect promotions and assumptions of increased responsibilities.

         Further, existing annual incentive plans for key personnel (including the CEO and other Named Executive Officers) were continued in effect. Those plans utilized sales and pre-tax earnings as objectives, with pre-tax earnings weighted more heavily. Under the provisions of the plan applicable in 1994 to key personnel (including the CEO) based at the corporate offices, plan participants could earn a bonus equal to percentages of their base salaries (the target percentage of the CEO's being 50% and those of other Named Executive Officers ranging from 25% to 40%) depending totally upon INTERCO's degree of achievement against budgeted objectives (sales and pre-tax earnings), which were met in 1994. Target percentages were payable when objectives were met; lower or greater percentages (to a maximum of 150% of target) were payable for degrees of achievement below or above budgeted objectives.

         For 1994, pursuant to discretionary plan provisions and consistent with recommendations of the CEO, the Committee awarded certain key personnel, including the CEO and certain other Named Executive Officers, additional bonus amounts, ranging from 11% to 25% of performance amounts earned, to reflect what the Committee deter-mined to be meritorious performance during the year. For 1994, the CEO earned a bonus of $426,875 including the additional bonus amount at the 25% level and, of such amount, payment of $222,165 was deferred for payment after the CEO has ceased to be the CEO or a Named Executive Officer pursuant to a plan provision that requires deferral to the extent all or any portion of a bonus amount is not immediately deductible as compensation expense by INTERCO for federal income tax purposes. To amounts so deferred interest is credited at INTERCO's effective borrowing rate for the period of deferral.

         To provide added incentives for key personnel, during 1994 stock options to purchase 862,000 shares of Common Stock were granted pursuant to the 1992 Plan, of which 160,000 were granted to Named Executive Officers as shown below. The option exercise prices equaled or exceeded the market price per share of Common Stock on the dates of grant. Further, as a result of the 1994 spin-off distributions of the common stock of Converse Inc. and The Florsheim Shoe Company, the Committee reduced the option exercise prices of all unexercised stock options outstanding following the distributions pursuant to the antidilution provisions of the 1992 Plan and in accordance with certain accounting profession directives. To the extent that positive differences between option exercise prices and the market value per share of Common Stock prior to the spin-off distributions were not preserved in the adjustment of option exercise prices, optionees will receive cash payments from INTERCO approximating the portions of the differences not so preserved when and if said options are exercised in the future.

              Donald E. Lasater, Chairman            Bruce A. Karsh
              Craig M. Cogut                         John H. Kissick
              Michael S. Gross


         Compensation Committee Interlocks and Insider Participation

              Messrs. Cogut, Gross and Kissick, directors and members of the Executive Compensation and Stock Option Committee of the Board, are associated with Apollo Advisors and Apollo. INTERCO is a party to a Consulting Agreement with Apollo Advisors pursuant to which Apollo Advisors provides corporate advisory, financial and other consulting services to INTERCO. Fees under the Agreement for a term ending on December 31, 1995 are payable at an annual rate of $500,000 plus out-of-pocket expenses and the Consulting Agreement is automatically renewable for successive one-year terms unless terminated by the Board. INTERCO believes that the terms of this agreement are as favorable to INTERCO as could be received from unaffiliated third parties. INTERCO has also granted registration rights to Apollo with respect to the Common Stock.

         Stock Options

              The following table contains information concerning stock option grants made during the year ended December 31, 1994, pur-suant to the INTERCO INCORPORATED 1992 Stock Option Plan ("1992 Plan").

                         OPTION GRANTS IN LAST FISCAL YEAR
                                              % of                               Potential
                                              Total                              Realizable
                                             Options                          Value at Assumed
                                Number of    Granted     Exer-                Annual Rates of
                               Securities      to         cise                  Stock Price
                               Underlying   Employees      or                 Appreciation for
                                 Options       in         Base     Expira-    Option Term (b)
                                 Granted     Fiscal      Price       tion    __________________
            Name                  #(a)        Year       ($/Sh)      Date    5%($)       10%($)
            ------------------------------------------------------------------------------------
            R. B. Loynd                 0     --       --              --          --       --

            K. S. Tyler, Jr.       50,000      5.8%     6.906    12/20/03     178,250  450,500
            B. B. Kincaid          50,000      5.8%     6.906    12/20/03     178,250  450,500

            D. P. Howard           20,000      2.3%    14.25(c)  08/09/03      71,720  180,620
                                   20,000      2.3%     6.906    12/20/03      71,300  180,200
            D. A. Patterson        20,000      2.3%     6.906    12/20/03      71,300  180,200

            G. Ford                     0        --    --              --          --       --

            E. F. Smith                 0        --    --              --          --       --
            -----------

          (a) The grants become exercisable, in cumulative installments and at various dates, during 1995-1999, subject to provisions of the 1992 Plan that would accelerate the exercisability  in the  event  of  a  change of  control  of
               INTERCO.    As  defined, a  change  of  control  includes an
               acquisition by a person or group of 20% or more of the Common Stock or combined voting power, a change in the composition of at least a majority of the Board, or stockholder approval of a reorganization, merger or consolidation resulting in former stockholders' retaining 50% or less of the combined voting power.

          (b) The value, if any, one may realize upon exercise of a stock option depends on the excess of the then current market value per share over the exercise price per share. There is no assurance that the values to be realized upon exercise of the stock options listed above will be at or near the amounts shown.

          (c) As a result of the 1994 spin-off distributions of the common stock of Converse Inc. and The Florsheim Shoe Company, the exercise prices of all unexercised options outstanding following the distributions, were reduced pursuant to the antidilution provisions of the 1992 Plan. The adjustment in this instance was from $14.25 per share to $6.885 per share.
           -------------

               The following table contains information concerning unexercised stock options held as of December 31, 1994. No stock options were exercised by Named Executive Officers during the year ended December 31, 1994.


                              AGGREGATED FY-END OPTION VALUES

                         Number of Securities      Value of Unexercised
                         Underlying Unexercised    In-the-Money Options
                         Options at FY-End         at FY-End (a)
                         ------------------------  ------------------------
                         Exercisable Unexercisable Exercisable  Unexercisable
              Name             #           #             $           $
          -----------------------------------------------------------------
          R. B. Loynd      250,000           0       841,750           0

          K. S. Tyler, Jr.  62,500     112,500       210,438     210,438

          B. B. Kincaid     50,000     100,000       168,350     168,350

          D. P. Howard      20,000      60,000        67,340      67,340

          D. A. Patterson   20,000      40,000        67,340      67,340

          G. Ford                0           0             0           0

          E. F. Smith            0           0             0           0
          ----------
          (a) Based on the $6.75 per share closing price of the Common Stock on the New York Stock Exchange on December 30, 1994.
          ----------


        Retirement Plans

             Messrs. Loynd, Howard and Patterson are participants in that segment of the INTERCO INCORPORATED Retirement Plan which applies to corporate office employees. The plan is a noncontributory,
        defined   benefit  pension  plan   designed  to  provide  retirement
        benefits upon normal retirement at age 65. Covered remuneration is base salary and incentive compensation and, based on straight life annuity, annual benefits at normal retirement are the greater of
        (a) the sum of 1.1% of final average compensation (the highest five consecutive calendar years of the last 10 years) multiplied by credited service up to a maximum of 35 years and 0.45% of final average compensation in excess of "covered compensation" as defined by the IRS multiplied by credited service up to a maximum of 35 years, without deduction for Social Security benefits, or (b) a total of career average accruals for each year of plan participation equal to 1.95% of covered remuneration without deduction for Social Security benefits. Messrs. Loynd, Howard and Patterson, respectively, have 7, 9 and 31 years credited service under the plan and estimated annual benefits payable to Mr. Loynd at retirement and to Messrs. Howard and Patterson at normal retirement are $119,139, $108,153 and $99,463, respectively, assuming continuation of current covered remuneration.

             Mr. Tyler is a participant in that segment of the INTERCO INCORPORATED Retirement Plan which applies to employees of The Lane Company, Incorporated. The plan is a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and incentive compensation and, based on a straight life annuity, annual benefits, at normal retirement, are equal to the greater of
        (a) the sum of 0.65% of an average of the highest five consecutive years (of the last 10 years) of covered remuneration and 0.65% of the said average in excess of the greater of (i) 10,000 or (ii) 50% of "covered compensation" as defined by the IRS, multiplied by years of credited service (not to exceed 35 years), without deduction for Social Security benefits, or (b) $28 multiplied by years of credited service. Mr. Tyler has 26 years credited service under the plan and estimated annual benefits payable upon the retirement of Mr. Tyler at normal retirement are $210,000, assuming continuation of current covered remuneration.

             Benefits payable pursuant to provisions of company-sponsored retirement plans may be limited by applicable laws and regulations. Supplemental retirement plans have been adopted providing for payments from general funds to certain executives, including the CEO and Named Executive Officers, of any retirement income that would otherwise be payable pursuant to the retirement plans in the absence of any such limitations. With respect to Mr. Loynd, following retirement he will also receive under the supplemental plan an amount equal to the difference, if any, between (i) the benefits he would have received had he continued until retirement as a participant in the Converse Inc. Retirement Plan (in which Mr. Loynd was formerly an active participant) and (ii) the total of the benefits he will receive from the Converse Inc. Retirement Plan and the INTERCO INCORPORATED Retirement Plan. With respect to Messrs. Tyler and Kincaid, the supplemental plans provide for payments, commencing at age 65 after 30 or more years service, equal to the differences, if any, between (i) the total of the straight life annuities from their base retirement plans plus social security benefits and (ii) 50% of an average of the highest five consecutive years (of the last 10 years) of covered remuneration.


        Employment and Incentive Agreements

             INTERCO has agreements, which expire August 3, 1995, with Mr. Patterson and two other officers who are not Named Executive Officers which provide that in the event of a change of control the officer will remain employed in the same position for a period of three years following the change of control and receive during that period minimum annual compensation equal to the officer's highest salary and annual bonus paid within one year and three years, respectively, prior to the change of control. If prior to the expiration of such period, the officer is discharged without cause or the officer terminates his employment for good reason (including a reduction in compensation or position), the officer is to receive a lump-sum payment equal to three years' compensation and pension benefits and to receive continued coverage under applicable welfare benefit plans for three years. Under the agreements, a change of control includes an acquisition by a person or group of 20% or more of the Common Stock or combined voting power, a change in the composition of at least a majority of the Board, or stockholder approval of a reorganization, merger or consolidation resulting in former stockholders' retaining 50% or less of the combined voting power.

             Each of the Named Executive Officers serving at December 31, 1994 is a participant in an annual incentive compensation plan under which the officer may earn a bonus during and payable following the close of the calendar year ending December 31, 1995, contingent upon the achievement of certain financial objectives by the company as a whole for Messrs. Loynd, Howard and Patterson and by their respective operating companies for Messrs. Tyler and Kincaid.

        Performance Graph

             The following graph shows the cumulative total stockholder returns (assuming reinvestment of dividends) during two periods, following assumed investment of $100 each in shares of the Common Stock that were outstanding on February 23, 1990, and on August 3, 1992. As detailed below, all shares of Common Stock ($0.10 per share stated value)("Old Common Stock ") that were outstanding and that traded during the period of February 23, 1990 through June 26, 1992 (when trading in the Old Common Stock was suspended permanently by the New York Stock Exchange) were cancelled prior to August 3, 1992, pursuant to provisions of an order of the U.S. Bankruptcy Court and a Chapter 11 Plan of Reorganization, and shares of Common Stock ($1.00 per share stated value)("New Common Stock") that are currently outstanding are shares that were issued to former creditors or their assigns onand after August 3, 1992, and after cancellation of the Old Common Stock, pursuant to provisions of the same order of the Bankruptcy Court and Chapter 11 Plan of Reorganization. The indices shown below are included for comparative purposes only and do not necessarily reflect INTERCO's opinion that such indices are an appropriate measure of the relative performance of the Common Stock.





/==================================================================================================================================/
/                                                 2/23/90 / 2/22/91 / 2/28/92 / 6/26/92 / / 8/3/92 / 12/31/92 / 12/31/93 / 12/31/94/
/---------------------------------------------------------/---------/---------/---------/-/--------/----------/----------/---------/
/INTERCO INCORPORATED Common Stock             o      100 /      46 /      42 /       0 / /    100 /      110 /      154 /      132/
/---------------------------------------------------------/---------/---------/---------/-/--------/----------/----------/---------/
/S&P 500 Index                                []      100 /     113 /     127 /     124 / /    100 /      103 /      110 /      108/
/---------------------------------------------------------/---------/---------/---------/-/--------/----------/----------/---------/
/Dow Jones Home Furnishings & Appliances Index +      100 /      83 /     146 /     131 / /    100 /      107 /      152 /      122/
/==================================================================================================================================/



     -------------
     (a) That which appears to the left of the vertical double bar in the Performance Graph, above, is a comparison of (i) the cumulative total return of the Old Common Stock outstanding prior to INTERCO's emergence from Chapter 11 reorganization, that is during the period of February 23, 1990 through June 26, 1992 when trading in such shares was suspended permanently, with (ii) the Standard & Poor's 500 Index, and
          (iii) the Dow Jones Home Furnishings Sector Index. Pursuant to provisions of an order of the Bankruptcy Court and the Bankruptcy Court-confirmed Chapter 11 Plan of Reorganization, all shares of Old Common Stock outstanding on and prior to June 26, 1992 were cancelled prior to the August 3, 1992 effective date of the said Plan of Reorganization, and no distributions were made on account of interests in those former securities.

     (b) Pursuant to provisions of an order of the Bankruptcy Court and the Bankruptcy Court-confirmed Chapter 11 Plan of Reorganization, as of the August 3, 1992 effective date of the said Plan of Reorganization, shares of New Common Stock currently outstanding were issued to former creditors or their assigns of INTERCO and its subsidiaries and that which appears to the right of the vertical double bar in the
          Performance Graph, above, is a comparison of (i) the cumulative total return of the New Common Stock outstanding subsequent to INTERCO's emergence from Chapter 11 reorganization, that is during the period of August 3, 1992 through December 31, 1994, with (ii) the Standard & Poor's 500 Index, and (iii) the Dow Jones Home Furnishings Sector Index.

     (c) In previous years, the comparisons included the Dow Jones Apparel (includes footwear) Sector Index which index is not included above because, as a result of the spin-off distributions of the common stock of Converse Inc. and The Florsheim Shoe Company, INTERCO is no longer engaged in the manufacture or sale of footwear.
     ____________



     II.       TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS


          Upon  recommendation   of  its  Audit   Committee,  the  Board
     continued the engagement of KPMG Peat Marwick LLP, certified public accountants, as independent auditors for the calendar year ending December 31, 1995, and has unanimously recommended that the stockholders ratify that action. A formal statement by representatives of KPMG Peat Marwick LLP is not planned for the annual meeting; however, as in years past, such representatives are expected to be present during the meeting and to respond to appropriate questions.

          VOTE REQUIRED.    A  majority of  the  votes cast  during  the
     meeting, a quorum being present, is required to ratify the engagement of independent auditors.

     THE  BOARD OF  DIRECTORS  UNANIMOUSLY  RECOMMENDS A  VOTE  FOR
     RATIFICATION.



     III.                   STOCKHOLDER PROPOSALS

          Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the 1995 annual meeting. However, if other matters should properly come before the meeting, it is intended that the persons named in the proxies will vote, act and consent in accordance with their best judgment with respect to any such matters.

          Stockholder proposals submitted for inclusion in INTERCO's proxy materials for the 1996 annual meeting should be addressed to the Secretary of INTERCO and must be received at INTERCO's executive offices not later than November 24, 1995. Upon receipt of any such proposal, INTERCO will determine whether or not to include such proposal in the proxy statement and proxy form in accordance with SEC regulations governing the solicitation of proxies.

                                     By order of the Board of Directors,

                                              /s/ D. A. Patterson

                                     Duane A. Patterson,
                                     Vice-President and Secretary



     St. Louis, Missouri, March 22, 1995.

                           INTERCO INCORPORATED
               Proxy for 1995 Annual Meeting of Stockholders
            Proxy Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints M. S. Gross, R. B. Loynd and D. A. P Patterson, and each of them with power of substitution, proxy or R proxies to represent the undersigned, and to vote all shares of O Common Stock the undersigned would be entitled to vote, at the
  X Annual Meeting of Stockholders of INTERCO INCORPORATED to be held Y on April 27, 1995, and at any adjournment thereof, upon the items set forth in the proxy statement for the meeting and identified below.

                    The Board of Directors recommends a vote FOR

I.    Election of Directors                           (Change of Address)
Nominees:L. D. Black, M. S. Gross, J. J. Hannan,      __________________
         J. J. Harris, B. A. Karsh, J. H. Kissick,    __________________
         D. E. Lasater, L. M. Liberman and R. B. Loynd__________________
                                                      (If you have written
II.   Ratification of Selection of Auditors           in the above space,
                                                      please mark the
III.  In their discretion, upon such other matters    corresponding box
      as may properly come before the meeting.        on the reverse of
                                                      this card.)
                                                         /------------/
Please specify your choices by marking the appropriate   /See Reverse /
boxes on the reverse side and return promptly.           /    Side    /
                                                         /------------/

INTERCO INCORPORATED                               SHARES IN YOUR NAME
Proxy for 1995 Annual Meeting


1. Election of   FOR  WITHHELD  II.  Ratification  FOR  AGAINST  ABSTAIN
   Directors                         of Selection
   (see reverse) [ ]    [ ]          of Auditors   [ ]    [ ]      [ ]



   FOR, except vote withheld from the following nominee(s):
   _____________________________________________

                                                 Please mark your votes as
                                             [X] shown to the left.

                                                            Change
                                                               of   [ ]
                                                            Address


   SIGNATURE(S) _______________________________      DATE_____________


   SIGNATURE(S) _______________________________      DATE _____________
                (Please sign exactly as name appears above. Executors, Administrators, Trustees, Etc., should so indicate.)